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                                                                      EXHIBIT 11
                             TECHNOLOGY SOLUTIONS COMPANY
                                   AND SUBSIDIARIES

                          CALCULATION OF EARNINGS PER SHARE
                      (In thousands, except earnings per share)

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

                                                            For the                 For the
                                                     Three Months Ended        Nine Months Ended
                                                      February 28 and 29,        February 28 and 29,
                                                    ----------------------- -----------------------
                                                      1997        1996          1997     1996
                                                      -----      -----         -----    -----
                                                        (unaudited)              (unaudited)

Net income per statements of income                  $3,993     $   768       $9,864     $1,966

   Earnings resulting from modified treasury
     stock method                                        --          61          --         194
                                                     ------     -------       ------      -----

Net earnings per modified treasury
   stock method                                      $3,933     $   829       $9,864     $2,160
                                                     ------     -------       ------     ------
                                                     ------     -------       ------     ------

Shares:
   Weighted average shares outstanding               15,822      13,969       15,474     13,712
   Common stock equivalents                           2,072       2,408        2,104      2,311
                                                     ------     -------      -------     ------

   Total                                             17,894      16,377       17,578     16,023
                                                     ------      ------       ------     ------
                                                     ------      ------       ------     ------

Earnings per share                                  $  0.22     $  0.05      $  0.56    $  0.12
                                                    -------     -------      -------    -------
                                                    -------     -------      -------    -------

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